Exhibit 99.1

MEDIA CONTACT:

Megan Greuling

(704) 943-8208

Megan.Greuling@tree.com

Tree.com Completes Sale of Certain Assets of Home Loan Center, Inc. to Discover

CHARLOTTE, N.C., (June 7, 2012) — Tree.com, Inc. (NASDAQ: TREE) announced today that it has completed the sale of substantially all of the operating assets of its Home Loan Center, Inc. business to a wholly-owned subsidiary of Discover Financial Services (NYSE: DFS).  In exchange for the assets sold, Discover paid an aggregate of $45.9 million including payments made prior to the closing which were applied to the closing price.  A portion of such amount is being held in escrow pending the discharge of certain contingent liabilities not assumed by Discover related to loans previously sold to secondary market investors.  An additional $10 million of purchase price will be due on the first anniversary of the closing, subject to certain conditions being satisfied.

“We’re very excited to complete this transaction and our transition to a focused performance marketing company. Tree.com will now be able to focus solely on our core lead generation business powered by our world-class marketing team,” said Doug Lebda, chairman and CEO of Tree.com.  “Discover has the brand and experience to scale the Home Loan Center operating platform and we’re looking forward to a long relationship with them as a customer of LendingTree.  The completion of this transaction is beneficial for both companies.”

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers’ lives.  Our family of brands includes: LendingTree®, GetSmart®, DegreeTree®, LendingTreeAutos, DoneRight! ® and ServiceTreeSM. Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, home services, education, auto and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

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